Exhibit (d)(2)

CONFIDENTIAL

January 11, 2022

Murata Manufacturing Co., Ltd.
10-1, Higashikotari 1-chome Nagaokakyo-shi
Kyoto Prefecture 617-8555

Ladies and Gentlemen:

In connection with the consideration of a possible transaction involving Resonant Inc. (“Resonant”), its business and/or securities by Murata Manufacturing Co., Ltd. (the “Company”) and/or its subsidiaries (the “Transaction”), we have each requested or may request (the “Receiving Party”) from the other (the “Supplying Party”) financial and other information concerning the business and affairs of the Supplying Party and/or its affiliates. As a condition to furnishing such information, each party to this letter agrees to treat the information furnished to it by the other party or its directors, officers, employees, employees of affiliates, agents, counsel, accountants, investment bankers or other advisors (those individuals who receive or provide Confidential Information hereunder, collectively, “representatives”) in accordance with this letter.

1.             Except to the extent required by applicable law, regulation, legal process or the rules of an applicable stock exchange (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) (collectively, “Law”), each party to this letter hereby agrees that all materials, data, and other information of every kind, character and nature (including, without limitation, all financial statements and other financial information and data, financial projections and models, development, production, information, plans and data, revenue, cost and expense data, books, records, documents, papers and other information and data) which are delivered or otherwise disclosed prior to, on or after the date hereof (whether orally or in writing) to the Receiving Party or any of its representatives by or on behalf of the Supplying Party (collectively “Confidential Information”) shall be kept confidential by the Receiving Party and its representatives, and shall not be disclosed in any manner whatsoever by the Receiving Party or any of its representatives (other than to one another) at any time hereafter, except as permitted hereunder or with the prior written consent of the Supplying Party. Confidential Information shall not include any information which (i) is at the time it is provided, or thereafter becomes, available to the public other than through an act or omission of the Receiving Party or its representatives in breach of this letter; or (ii) is in the possession of the Receiving Party or its representatives without restriction on use or disclosure prior to the time it is first supplied to the Receiving Party or its representatives by the Supplying Party or its representatives; or (iii) is disclosed to the Receiving Party or its representatives by a third party to the extent it is not known by the Receiving Party to be subject to any confidentiality obligations to the Supplying Party; (iv) is hereafter independently developed or derived by representatives of the Receiving Party without use of or reference to the Confidential Information; or (v) is disclosed to the Receiving Party or its representatives in connection with the existing collaboration pursuant to that certain Collaboration and License Agreement, dated as of September 30, 2019, between the Company and Resonant, as amended, and is subject to the Non-Disclosure Agreement, dated as of June 23, 2020, between Murata Electronics North America Inc. and Resonant. A Receiving Party and its representatives may use the Confidential Information of the Supplying Party solely in connection with its evaluation, negotiation, pursuit and/or consummation of the Transaction (the “Purpose”).

Resonant Inc.,
111 Anza Blvd.	10900 Stonelake Blvd.	175 Cremona Dr.
Suite 406	Building 2, Suite 100, Office 02-130	Suite 200
Burlingame, CA 94010	Austin, TX 78759	Goleta, CA 3117

2.             Each party to this letter hereby agrees that the Confidential Information shall only be disclosed by the Receiving Party to its representatives who it reasonably determines should know the Confidential Information for the Purpose or who otherwise need to know the Confidential Information solely and exclusively for the Purpose and that neither the Receiving Party nor its representatives will use all or any portion of the Confidential Information for any other purpose which is in contravention of any of the terms or provisions hereof.

3.             Without the mutual written agreement of the parties, each party to this letter hereby agrees that it will not, and will not permit its representatives to, disclose to any Person (other than its representatives as provided herein) either the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect to any aspect of the Transaction, including the status thereof and the identity of the parties (or their affiliates), except in each of the foregoing cases as is otherwise required by Law. For the purposes of this letter, the term “Person” shall be broadly interpreted to include, without limitation, any individual, corporation, company, association, partnership, joint venture, trust, estate, governmental agency or other entity of whatsoever kind or nature.

4.             Each party to this letter hereby agrees that if the Receiving Party or its representatives is requested pursuant to Law to disclose any Confidential Information, such Receiving Party will provide the Supplying Party with prompt notice of such request (except if prohibited by Law) so that the Supplying Party may consider seeking a protective order in respect thereof or waive compliance with this Agreement. Each party to this letter hereby further agrees to use reasonable commercial efforts to cooperate with the Supplying Party, at the sole cost of the Supplying Party, in connection with any action undertaken by the Supplying Party to protect any unauthorized disclosure or use of any Confidential Information. If, in the absence of a protective order or the receipt of a waiver from the Supplying Party, the disclosure of Confidential Information is legally required, then such Receiving Party or its representatives may disclose such Confidential Information to the extent legally required.

5.             Subject to the remainder of this paragraph, each Receiving Party hereby agrees that, upon the written demand of the Supplying Party at any time after the date hereof, it shall (i) return or destroy (at the Receiving Party’s option) and shall cause its representatives to return or destroy (at the Receiving Party’s option) the Confidential Information of the Supplying Party as promptly as practicable and (ii) destroy as promptly as practicable all documents, memoranda, notes, paper and other writings of whatsoever kind or nature (including all copies, abstracts, extracts or other reproductions thereof) prepared by the Receiving Party and its representatives, in each case to the extent containing or reflecting all or any portion of the information contained or otherwise embodied in the Confidential Information; provided that, if destroyed, such destruction shall be certified in writing to the Supplying Party by an authorized officer of the Receiving Party supervising such destruction; and provided further, that the Receiving Party and its representatives shall not be required to return or delete Confidential Information from such Receiving Party’s regularly occurring back-up, electronic storage (it being understood and agreed that, until such information is deleted or otherwise disposed of in accordance with Receiving Party’s generally applicable processes and procedures, such information remains Confidential Information and is subject to the restrictions set forth herein). Notwithstanding anything in this paragraph or this letter to the contrary, the Receiving Party may retain one copy of the Confidential Information in its legal department solely to monitor such Receiving Party’s continuing obligations under this letter, and the Receiving Party’s third party representatives (including any outside counsel and accounting firms) may retain Confidential Information to the extent required by Law or professional standards of conduct. Each party to this letter further agrees that notwithstanding any such return or destruction, the Receiving Party and its representatives shall at all times after the date hereof treat and maintain all Confidential Information strictly confidential in accordance with the terms and provisions hereof.

6.             Each party to this letter hereby undertakes and agrees to advise each of its employees and other representatives who will have access to the Confidential Information of the terms of this letter prior to the delivery or other disclosure to that employee or representative of all or any portion of the Confidential Information. Each party shall be liable for any breach of this agreement by any of its employees or other representatives. For the avoidance of doubt, no Person shall be considered a representative of a party unless and until such Person has actually received Confidential Information of the other party hereunder.

7.             Each party to this letter agreement agrees that for a period commencing on the date hereof and ending on a date which is nine (9) months following the date hereof, its representatives who are its employees will not directly or indirectly solicit for employment any employees of the other party with whom such party has had substantive contact with respect to its investigation contemplated herein or with respect to whom such party has received Confidential Information. It is understood and agreed that the foregoing shall not prohibit any person from entering into discussions with, soliciting or employing any person who responds to a general solicitation, or who is contacted by a recruitment agency (provided that a party did not instruct such agency to target the other party’s employees), or any person who contacts a party on his or her own initiative. Further, nothing contained herein shall preclude either party from hiring a former employee of the other so long as the hiring party did not encourage such employee to terminate his or her former employment and did not otherwise breach the provisions of this paragraph.

8.             The Company agrees that, for a period commencing on the date hereof and ending on a date which is twelve (12) months following the date hereof (or such earlier date as an event set forth in the subsequent paragraph shall occur) (such period, the “Standstill Period”), it will not, nor will it permit any of its “affiliates” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to (unless in any such case with the prior written consent of the Board of Directors of Resonant) do any of the following:

(a)           directly or indirectly acquire, offer to acquire, or agree to acquire by purchase, individually or by joining a partnership, limited partnership, syndicate or other “group” (as such term is used in Section 13(d)(3) of the Exchange Act, such term to have such meaning throughout this letter) (any such act, to “acquire”), any securities of Resonant entitled to vote, or securities convertible into or exercisable or exchangeable for such securities (collectively, “Voting Securities”) if, after such acquisition, the Company and its affiliates collectively would beneficially own in excess of 1% more of the fully diluted voting power of Resonant’s outstanding Voting Securities than they own as of the date hereof;

(b)           form, join, participate in or encourage the formation of a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Voting Securities;

(c)           make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Resonant, or initiate, propose or otherwise solicit stockholders of Resonant for the approval of one or more stockholder proposals with respect to the matters set forth in this letter or induce or attempt to include any other Person to initiate any such stockholder proposal;

(d)           deposit any Voting Securities into a voting trust or subject them to any voting agreement or other agreement or arrangement with respect to the voting of such Voting Securities;

(e)           otherwise act, alone or in concert with others, to seek to control the management, Board of Directors, governing policies or affairs of Resonant, or solicit, propose, seek to effect or negotiate with any other Person with respect to any form of business combination transaction with Resonant or any affiliate thereof, or any restructuring, recapitalization or similar transaction with respect to Resonant or any affiliate thereof, solicit, make or propose or encourage or negotiate with any other Person with respect to, or announce an intent to make, any tender offer or exchange offer for any Voting Securities, or disclose an intent, purpose, plan or proposal with respect to Resonant or any Voting Securities inconsistent with the provisions of this letter, including an intent, purpose, plan or proposal that is conditioned on or would require Resonant to waive the benefit of or amend any provision of this letter, or assist, participate in, facilitate, encourage or solicit any effort or attempt by any Person to do or seek to do any of the foregoing; or

(f)            encourage or render advice to or make any recommendation or proposal to any Person, or participate with, aid and abet or otherwise induce any Person, to engage in any of the actions prohibited by this paragraph 8 (including this clause (f)) or to engage in any actions inconsistent with such prohibitions, including the accumulation of voting securities with any intent or objective inconsistent with this paragraph 8.

provided, however, that nothing contained in this letter shall prevent the Company from making a confidential proposal to the Board of Directors of Resonant, without public disclosure by the Company, for a tender offer, exchange offer, merger, other business combination, other extraordinary transaction or Combination (as defined below) involving Resonant or for an acquisition of all or a material portion of the common stock or the consolidated assets of Resonant.

If, at any time during the Standstill Period, Resonant enters into (or publicly announces) an agreement or an agreement in principle providing for a Combination or Resonant makes a public announcement of its support for a tender offer for securities of Resonant that, if consummated, would constitute a Combination (or if a tender or exchange offer that, if consummated, would constitute a Combination is commenced for securities of Resonant and the Board of Directors of Resonant accepts (or recommends that its stockholders accept) such offer or fails to recommend within ten business days from the date of commencement of such offer that its stockholders reject such offer), then the Standstill Period and the restrictions set forth in this paragraph 8 of this agreement shall automatically terminate and cease to be of any effect. A “Combination” shall mean a transaction in which (i) a person or “group” acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of Resonant or properties or assets constituting 50% or more of the consolidated assets of Resonant and its subsidiaries or (ii) in any case not covered by (i), (A) Resonant issues securities representing 50% or more of its total voting power, including in the case of (i) and (ii) by way of a merger or other business combination with Resonant or any of its subsidiaries or (B) Resonant engages in a merger or other business combination such that the holders of voting securities of Resonant immediately prior to the transaction, based on information publicly available at the time of announcement of the entry into such agreement, will not own more than 50% of the voting power of securities of the resulting entity.

9.             Although each party will endeavor to include in the Confidential Information information known to it which it believes to be relevant for the Purpose, each party understands that neither party nor any of its respective representatives has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Information and that only those representations or warranties that are made in a definitive written agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

10.           Additionally, each party acknowledges it is aware, and hereby agrees to advise its representatives who are informed as to the matters which are the subject of this letter to the extent reasonably necessary, that Resonant is a public reporting company under the United States securities laws, and that such laws may prohibit any Person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of the other party or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

11.           This letter shall be governed and construed in accordance with the internal, substantive laws of the State of Delaware without regard to conflict of laws principles. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege. This letter shall be binding upon, and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. In addition to all other rights and remedies which either party hereto may have hereunder, at law, in equity, by statute or otherwise, the prevailing party in any action to enforce this letter shall be entitled to recover attorneys’ fees and expenses and court costs incurred in connection with such action.

12.           Each party to this letter hereby agrees that any and all disputes, legal actions, suits, or proceedings arising out of or relating to this letter, whether legal or equitable in nature, or arising out of contract or tort claims, may be brought in any Delaware or federal court located in the State of Delaware, and each party, regardless of their residence, irrevocably submits to the jurisdiction of the courts located in the State of Delaware in any dispute, legal action, suit or proceeding arising out of or relating to this letter. Each party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in the State of Delaware, arising out of this letter. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail or the foreign equivalent of U.S. registered mail to such party’s respective addresses set forth herein shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this paragraph or if otherwise made in accordance with applicable law.

13.           Each party to this letter hereby recognizes, acknowledges and agrees that in the event of a breach of the agreements and undertakings set forth herein, money damages may not be a sufficient remedy, and that any breach by either party hereto or any of its representatives of any of the terms or provisions hereof may cause the other party irreparable injury and harm. Therefore each party to this letter hereby agrees that, in addition to any and all rights and remedies which they may have at law, in equity, by statute or otherwise, each party hereto shall be entitled to seek injunctive or other equitable relief without the need of posting a bond or other surety to prevent the continuing breach by the other party and/or any of its representatives of each and all of the terms and provisions hereof or to otherwise secure the enforcement of each and all of the terms and provisions hereof.

14.           Each party to this letter hereby agrees that no remedy provided by any of the provisions hereof is intended to be exclusive of any other remedy which is available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and shall be in addition to all remedies provided for in this letter, and the election of any one or more of such remedies by either party hereto shall not constitute a waiver by such party to its right to pursue any other available remedies.

15.           Notwithstanding anything to the contrary set forth in this letter, it is the intention and agreement of each of the parties hereto that the provisions of this letter shall be binding on, and enforceable against the other in all events and under all circumstances and irrespective of whether or not negotiations with respect to the Transaction are terminated by either party hereto or any definitive, formal written agreement with respect to the Transaction is ever negotiated and/or executed.

16.           It is understood that the terms of access by each party or its representatives to material contained in any data room or website provided or arranged by the other party or on such other party’s behalf in connection with the Transaction shall be superseded by the understandings and agreements contained herein.

17.           In the event that either party to this letter decides to discontinue any discussions, negotiations and/or investigations with respect to the Transaction, such party shall have no obligation to provide the other party the reason for such decision and there shall be no liability attached to such decision. Unless and only if a definitive written agreement regarding a Transaction is executed and delivered by the parties hereto, neither party shall be obligated with respect to any transaction and no obligation or rights or liabilities of any kind whatsoever are created (or shall be deemed to be created) as a result of this letter, or any other written or oral statement or any further actions by the parties, except in the case of this letter for the provisions expressly contained herein. There is no obligation to enter into any discussions or negotiations or any definitive agreement created by this letter and, accordingly, either party is free to abandon any discussions or negotiations regarding any transaction or to proceed without a definitive agreement at any time for any reason or for no reason and the decision of either party to do so shall not be subject to legal challenge by the other. Neither this paragraph nor any other provision in this letter can be waived or amended except by the written consent of both parties. For purposes of this agreement, the term “definitive written agreement” does not include this letter, an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid.

18.           This letter contains the entire agreement between the parties regarding the subject matter hereof, and this letter supersedes and cancels all previous discussions, negotiations, agreements, rights, commitments and writings in respect of the subject matter hereof. Other than by operation of law, no party shall assign this letter without the prior written consent of the other party, and any assignment without such prior written consent shall be void.

19.           This letter and all obligations hereunder shall terminate on the second anniversary of the date of this letter.

Please acknowledge your agreement to the foregoing by countersigning this letter and the enclosed copy in the space provided below and returning the executed copy to us.

Very truly yours,

Resonant Inc.

By:
Name:	Martin S. McDermut
Its:	Chief Financial Officer

10900 Stonelake Boulevard
Building 2, Suite 100, Office 02-130
Austin, TX 78759

Acknowledged and agreed to
this _____ day of ___________, 2022:

Murata Manufacturing Co., Ltd.

By:
Name:
Its:

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